UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    [X]

Filed by a Party other than the Registrant    [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to §240.14a-12

HEI, Inc.

Name of Registrant as Specified In Its Charter

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

HEI, INC.
1495 Steiger Lake Lane
Victoria, Minnesota 55386

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear HEI Shareholder:

        Notice is hereby given to the holders of the common stock, par value $0.05 per share, of HEI, Inc. (the “Common Stock”) that the Annual Meeting of Shareholders (the “Annual Meeting”) of HEI, Inc. (the “Company”) will be held on Wednesday, March 2, 2005, at 3:00 p.m., Central Standard Time, or any adjournments thereof, at the Oakridge Conference Center, 1 Oak Ridge Drive, Chaska, Minnesota, for the following purposes:

(1)	To elect two (2) Class III Directors to hold office for a term of three years;

(2)	To approve an amendment to increase the number of shares authorized for issuance under the Company’s 1998 Stock Option Plan from 1,650,000 to 2,000,000; and

(3)	To transact such other business as may properly come before the meeting.

        The Board of Directors of the Company has fixed the close of business on Tuesday, January 4, 2005, as the record date for the determination of shareholder entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

        You are cordially invited to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, we urge you to sign, date and return the proxy at once in the enclosed envelope.

By Order of the Board of Directors,

Timothy Clayton
Chief Financial Officer

February 2, 2005

HEI, INC
1495 Steiger Lake Lane
Victoria, Minnesota 55386

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MARCH 2, 2005

_________________

SOLICITATION AND REVOCATION OF PROXIES

        This Proxy Statement is furnished to the shareholders of HEI, Inc. (the “Company” or “HEI”) in connection with the solicitation of proxies to be used in voting at the 2005 Annual Meeting of the Shareholders, and any adjournments thereof (the “Annual Meeting”), which will be held on Wednesday, March 2, 2005, at 3:00 p.m., Central Standard Time, at the Oak Ridge Conference Center, 1 Oak Ridge Drive, Chaska, Minnesota, 55318. The enclosed Proxy is solicited by the Board of Directors of the Company (the “Board”). The Annual Report on Form 10-K of HEI for the fiscal year ended August 31, 2004 (“Fiscal 2004”), is being mailed to each shareholder with this Proxy Statement. Copies of this Proxy Statement and the Proxy will first be mailed to shareholders on or about February 2, 2005. The shareholder giving the enclosed Proxy has the power to revoke it at any time prior to the convening of the Annual Meeting. Revocation must be in writing, signed in exactly the same manner as the Proxy and dated. Revocations of the Proxy will be honored if received at the offices of the Company, addressed to Timothy Clayton, Chief Financial Officer, on or before the close of business on Tuesday, March 1, 2005. In addition, on the day of the Annual Meeting, prior to the convening thereof, revocations may be delivered to the tellers, who will be seated at the door of the meeting room. Unless revoked, all properly executed Proxies received in time will be voted.

        Proxies not revoked will be voted in accordance with the choice specified by the shareholders on the Proxy. Proxies that are signed but lack any such specification will, subject to the following, be voted FOR the nominees to the Board proposed by the Board and listed herein and FOR the increase in the number of shares of common stock, par value $0.05 per share, of the Company (the “Common Stock”) authorized for issuance under the Company’s 1998 Stock Option Plan (the “1998 Option Plan”) from 1,650,000 to 2,000,000. If a shareholder abstains from voting as to any matter, then the shares of Common Stock held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions as to any proposal will therefore have the same effect as votes against such proposal. If a broker turns in a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares of Common Stock, and the broker lacks discretionary authority to vote on a particular matter, then the shares covered by such non-vote Proxy shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Brokers will have discretionary authority to vote for the nominees to the Board but will not have discretionary authority to vote for the increase in the number of shares of Common Stock authorized for issuance under the 1998 Option Plan from 1,650,000 to 2,000,000.

        HEI will pay for costs of soliciting its Proxies, including the costs of preparing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement and the Proxy card. Solicitations will be made primarily by mail. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone, letter or facsimile. Proxies may be solicited by officers or other employees of HEI who will receive no special compensation for their services. HEI does not expect that specially engaged employees or paid solicitors will make the solicitation. Although HEI might use such employees or solicitors if HEI deems them necessary, HEI has not made arrangements or contracts with any such employees or solicitors as of the date of this Proxy Statement. HEI may reimburse brokers, banks, and others holding shares in their names for others for the costs of forwarding proxy materials to, and obtaining Proxies from, beneficial owners.

        Only shareholders of record at the close of business on the record date, Tuesday, January 4, 2005 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 8,356,805 outstanding shares of Common Stock, which is the only class of securities of the Company entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Cumulative voting is not permitted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows as of December 27, 2004, information regarding the share ownership of (i) each person or group known to HEI to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director or nominee to become a director of the Company, (iii) each Named Executive Officer (as defined below), and (iv) all directors and executive officers as a group.

        Except as otherwise indicated, the Company believes that the persons listed in the following table have sole voting and investment powers with respect to the shares owned.

Name	Number of Shares		Percentage
Mack V. Traynor, III, Chief Executive Officer, President and Director	120,000	(1)	1.4%
Douglas J. Nesbit, Chief Financial Officer, Treasurer and Secretary	50,000	(2)	*
James C. Vetricek, Vice President Operations	29,303	(3)	*
Simon F. Hawksworth, Vice President of Sales and Marketing	25,001	(4)	*
Scott M. Stole, Chief Technical Officer	32,917	(5)	*
Michael J. Evers, Director	15,000	(6)	*
Timothy F. Floeder, Director	35,000	(7)	*
Anthony J. Fant, Director	- 0 -	(8)	—
George M. Heenan, Director	10,000	(9)	*
Dennis J. Leisz, Chairman of the Board	35,000	(10)	*
Robert Heller, Director Nominee	18,100		*
Perkins Capital Management, Inc.	710,400	(11)	8.5%
All directors and executive officers as a group (12 persons)	432,321		5.4%

_________________

(1)	Includes 120,000 shares issuable upon exercise of options that are currently exercisable within 60 days.

(2)	Includes 50,000 shares issuable upon exercisable of options that were exercisable within 60 days of December 27, 2004. Mr. Nesbit resigned from his positions with the Company effective January 14, 2005. In connection with his resignation Mr. Nesbit’s options terminated on January 14, 2005.

(3)	Includes 25,000 shares issuable upon exercise of options that are currently exercisable within 60 days.

(4)	Includes 25,001 shares issuable upon exercise of options that are currently exercisable within 60 days.

(5)	Includes 30,917 shares issuable upon exercise of options that are currently exercisable within 60 days.

(6)	Includes 10,000 shares issuable upon exercise of options that are currently exercisable within 60 days.

(7)	Includes 35,000 shares issuable upon exercise of options that are currently exercisable within 60 days.

(8)	Based on information available to the Company.

(9)	Includes 10,000 shares issuable upon exercise of options that are currently exercisable within 60 days.

(10)	Includes 35,000 shares issuable upon exercise of options that are currently exercisable within 60 days.

(11)	Based on information provided by Perkins Capital Management, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 4, 2004. The address provided in the Schedule 13G/A for Perkins Capital Management, Inc. is 730 East Lake Street, Wayzata, MN, 55391-1769.

*	Denotes share ownership of less than 1%

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The Company’s Amended and Restated Articles of Incorporation (the “Articles”) and the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), provide for a Board that is divided into classes to allow for staggered terms of office, with one class of directors elected each year and each director serving for a term of three years. The shareholders will only elect one class of directors each year, with each director so elected to hold office for a term expiring at the third Annual Meeting of Shareholders following their election.

        The Bylaws provide that the number of directors of the Company must be no less than three or more than six, and may be established by resolution of the Board. The Board, by resolution, has currently determined the number of directors to be six, with two directors in each class.

        All shares represented by Proxies will be voted “FOR” the election of the nominees unless a contrary choice is specified. If a nominee should withdraw or otherwise become unavailable for reasons not presently known, the Proxies that would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board. The affirmative vote of the plurality of the voting power of the Common Stock present and entitled to vote at the Annual Meeting, in person or by proxy, is required for election to the Board of the nominees named below.

NOMINEES FOR DIRECTOR

Class III Directors
(Three Year Term)

Michael J. Evers, Ph.D.
Robert Heller

        Set forth below is information regarding the Class III director nominees, as well as the Class I and Class II directors not currently up for election. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CLASS III DIRECTOR NOMINEES.

Nominees for Directors for the Three Year Term Ending 2008 (Class III):

Michael J. Evers, Ph.D., age 69, has served as a director of the Company since June 2003. Dr. Evers is Dean Emeritus and Professor of Strategic Management at the College of Business at the University of St. Thomas. He served as Dean of the Graduate School of Business from 1984 to 1995, growing the graduate programs and application-oriented education centers to be one of the largest graduate business schools in the United States. He was instrumental in the development of the Minneapolis campus of the University of St. Thomas. From 1998 to 2000, he served as interim President/Chief Executive Officer of the Minnesota Center for Corporate Responsibility and led the re-invention of the non-profit business association into the Center for Ethical Business Cultures, affiliated with St. Thomas and the University of Minnesota. Prior to his university positions, he held managerial positions in manufacturing, engineering, program management and marketing at North American Rockwell, McDonnell-Douglas, Emerson Electric and National Distribution Services, respectively. He served thirty years in the Active and Reserve U.S. Air Force as a Senior Contracting Officer and Detachment Commander, retiring in the rank of Colonel. He received his Ph.D., MBA and BBA from the University of Minnesota. He also currently serves on the Board of Directors for Minnesota Scientific, Inc., Wavecrest Corporation and Infinite Graphics, Inc.

Robert (Bob) Heller, age 59, is nominated for election to the Board for the first time. Mr. Heller is currently the owner and president of Heller Capital, Inc, a personal investment company, which he founded in 1999. His business focuses on providing and coordinating capitalization and advisory services to growing companies. Mr. Heller worked as a Management Consultant for Arthur Andersen & Co. (now known as Accenture), where he specialized in manufacturing. From 1977 to 1996, Mr. Heller served in a variety of positions, including Chief Executive Officer and Chief Operating Officer, for Advance Circuits, Inc., a manufacturer of printed circuit boards and a pioneer of chip packaging using laminate materials. During his tenure as CEO of Advanced Circuits, Inc., Mr. Heller increased shareholder value by 500%. Following his tenure at Advance Circuits, Inc., Mr. Heller served as interim CEO at two companies until permanent arrangements could be made. Additionally, he spent 18 months as Vice President of Operations for a computer manufacturing company. Mr. Heller obtained his Bachelor of Science degree from

North Dakota State University where he majored in Industrial Engineering. He completed his Master’s degree in Industrial Administration at Krannert School of Management, with an emphasis in Operations Management. Mr. Heller currently serves on the Board of Directors for PPT Vision, Inc.

Directors Continuing in Office Until 2007 (Class II):

George M. Heenan, age 65, has served as a director of the Company since June 2003. Mr. Heenan is the former Director of the Institute of Strategic Management at the University of St. Thomas. He served as the Director from 1996 to 2004. He currently serves as an Executive Fellow for the University of St. Thomas College of Business. In 2004, Mr. Heenan founded Excelsius Partners Consulting where he is owner and principal. Mr. Heenan’s background includes experience in start-up, emerging growth, Fortune 500 and Fortune 200 companies, as well as management of venture capital partnerships. Mr. Heenan has previously held a number of management and executive positions at Medtronic Inc., Control Data, Medical Industrial Capital, Clarus Medical, Bissell Healthcare Company and Camp Preston Group. Over the course of his career, Mr. Heenan has served on a number of public, private and advisory boards. Mr. Heenan currently serves on the Board of Directors of Midwest Wireless Holdings, LLC, a privately-held wireless telecommunications company since 2003; and Minnesota scientific, Inc. a privately-help supplier of surgical equipment, since 1998. He is a graduate of St. Ambrose College with a B.S. in Physics. He also attended University of Wisconsin-Madison and has completed the Operations Management Program at Harvard University.

Dennis J. Leisz, age 51, has served as Chairman of the Board of Directors since March 2003, and as a director of the Company since December 2002. Mr. Leisz is the founder of Wavecrest Corporation, a corporation that manufactures test and measurement projects for the design and production test of electrical optical components and systems, and has acted as its President and Chief Executive Officer since its inception in May 1985, and as its Treasurer since April 1992. From 1983 to 1985, Mr. Leisz served as Marketing Manager for the Test Systems Division of Micro Component Technology, Inc., a Shoreview, Minnesota, manufacturer of semiconductor test equipment, where he was responsible for product marketing, new product development and applications engineering. Prior to 1983, Mr. Leisz managed marketing activities for FSI, a Chaska, Minnesota, manufacturer of semiconductor processing equipment.

Directors Continuing in Office Until 2006 (Class I):

Timothy F. Floeder, age 46, has served as a director of the Company since December 2002. Mr. Floeder is currently the Vice President of Business Development for Compex Technologies, Inc., a publicly-held company that designs, manufactures and sells home-use devices to improve pain management, rehabilitation, fitness, health and wellness for healthcare and consumer markets in the US and Europe. Mr. Floeder previously was an investment banker, most recently serving as Managing Director of Mergers and Acquisitions for Miller Johnson Steichen Kinnard, Inc., a regional investment securities firm, from 1996 until 2002. He also served in a variety of financial positions, including Chief Financial Officer and Director for a large privately-held regional electrical contractor and industrial products distributor, from 1984 to 1996, and held both public and private accounting positions from 1980 to 1984. Mr. Floeder is a CPA (inactive) and has received an MBA in finance from the Carlson School of Management, a BSB in accounting from the University of Minnesota, and completed the Management Executive Program at the Carlson School of Management.

Mack V. Traynor, III, age 46, has served as the Company’s Chief Executive Officer and President since March 2003, and has served on the Board since 1998. Mr. Traynor currently serves as President of Manitou Investments, a private investment and business management firm, a position he has held since 1998. Although Mr. Traynor currently serves in such capacity with Manitou Investments, he devotes substantially all of his efforts to his duties and responsibilities at the Company. Since June 2003, Mr. Traynor has served on the Board of Directors of ACT Telecommunications, an international teleconferencing service provider. Previously, Mr. Traynor served as President and Chief Executive Officer of Supreme Companies, Inc., a privately held landscape and grounds maintenance company, from February 2002 to September 2003. Mr. Traynor also previously served as Chief Executive Officer of Do The Good, Inc., a philanthropic software development company, from May 2001 until October 2001, and as Chief Financial Officer of 10K Partners, Inc., private investment company, from April 2000 until June 2000. Mr. Traynor served as President and Chief Executive Officer of NeoNetworks, a privately-held development stage company designing high-speed data communications equipment, from October 1998 to

April 2000. Mr. Traynor was a director of Telident, Inc., a publicly-held telecommunications products and services company, from 1998 to 2000. Mr. Traynor also served as a director of Eltrax Systems, Inc., a publicly-held networking products and services company, from 1995 to 1999, serving as Chief Financial Officer from 1995 to 1996 and President, Chief Executive Officer and Chief Operating Officer from 1995 to 1997. Mr. Traynor served as President and Chief Operating Officer of Military Communications Center, Inc., a company that provided telecommunications services to U.S. Military personnel, from 1988 to 1995. He also served as President of U.S. West Enterprises, a division of U.S. West, Inc.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Independence

        The Board has determined that each member of the Board, other than Mr. Traynor, the Company’s Chief Executive Officer and President, and Mr. Fant, the Company’s former Chairman, Chief Executive Officer and President, is “independent” in accordance with the NASDAQ Marketplace Rules.

Meetings of the Board

        During the fiscal year ended August 31, 2004 (“Fiscal 2004”), the Board held a total of 5 meetings and took action by written action 2 times. Each incumbent director, other than Mr. Fant, attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which each director served.

Certain Board Committees

        The Company has a separately designated standing Audit Committee of its Board established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company also has separately designated standing Compensation and Nominating and Corporate Governance Committees.

        Audit Committee.   The Audit Committee currently consists of Messrs. Floeder (Chair), Leisz and Heenan and Dr. Evers, each of whom satisfies the audit committee independence standard under Rule 10A-3(b)(1) of the Exchange Act and the definition of Sindependence” set forth in the NASDAQ Marketplace Rules. The Board has determined that Mr. Floeder is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act. Mr. Floeder is “independent” as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Audit Committee reviews the annual audit plan and results with the Company’s independent registered public accounting firm engaged to audit the Company’s consolidated financial statements, reviews the Company’s consolidated financial statements and oversees the Company’s accounting and reporting practices. The Audit Committee held a total of 8 meetings during Fiscal 2004.

        Compensation Committee.   The Compensation Committee, which currently consists of Messrs. Leisz and Heenan and Dr. Evers, each of whom is “independent” as that term is defined in the NASDAQ Marketplace Rules, is responsible for administering the Company’s equity compensation plans and for determining and reviewing executive compensation. The Compensation Committee held a total of 3 meetings during Fiscal 2004.

        Nominating and Corporate Governance Committee.   During Fiscal 2004, the entire Board acted as the Company’s Nominating Committee. At its meeting on October 5, 2004, the Board established a Nominating and Corporate Governance Committee and adopted the Charter of the Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Messrs. Leisz, Heenan, and Floeder, and Dr. Evers, each of whom is “independent” as that term is defined in the NASDAQ Marketplace Rules. The Nominating and Corporate Governance Committee is responsible for, among other things, creating and maintaining the overall corporate governance policies for the Company, nominating persons to serve on the Board, determining compensation for non-employee directors, and for overseeing performance evaluation for directors. The Nominating and Corporate Governance Committee acts pursuant to a charter, a current copy of which is available to shareholders at the Company’s website at http://www.heii.com/investors/default.asp. The Nominating and Corporate Governance Committee approved and recommended to the Board that Dr. Evers and Mr. Heller be nominated as Class III Directors.

Director Nominations

        The Nominating and Corporate Governance Committee is responsible for determining what types of backgrounds are needed to help strengthen and balance the Board and to nominate candidates to fill vacancies accordingly. When nominating candidates to the Board, the Nominating and Corporate Governance Committee may consider, among other things, financial, regulatory and business experience; familiarity with and participation in the communities the Company serves; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors that the Nominating and Corporate Governance Committee deems relevant. Each nominee will be evaluated by the Nominating and Corporate Governance Committee in the context of the Board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the Company. The Nominating and Corporate Governance Committee may use a variety of means to identify nominees, including among other things, recommendations from current directors and management.

        The Nominating and Corporate Governance Committee’s charter formalized the Company’s policies regarding director candidates recommended by shareholders. It is the general policy of the Nominating and Corporate Governance Committee that it will consider a director candidate recommended by a shareholder who appears to be qualified to serve on the Board. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board.

        The Nominating and Corporate Governance Committee has established the following procedures for shareholders to submit such recommendations and only those director candidates recommended in accordance with such procedures will be considered by the Nominating and Corporate Governance Committee:

•	if a shareholder would like to recommend a director candidate for the Company’s next Annual Meeting of Shareholders, the shareholder must deliver such recommendation to the Company’s Secretary at its principal offices no later than the 120th calendar day before the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s Annual Meeting of Shareholders, advanced by one year;

•	recommendations for candidates must be accompanied by (i) personal information regarding the candidate, including the name of the candidate, a list of the candidate’s references, the candidate’s resume or curriculum vitae and any information that is required to be disclosed in solicitations of proxies for election of directors pursuant to Schedule 14A under the Exchange Act; (ii) the written consent of the person being recommended to being named in the proxy statement as a nominee and to serving as a director if elected; and (iii) certain information regarding the shareholder making the recommendation, including the shareholder’s name and address, as they appear on the Company’s books, the number and class of shares of the Company’s capital stock owned, either directly or indirectly, by the shareholder (and, if owned indirectly, a current written statement from the record holder of the stock that reflects ownership in such stock), and a statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such other person;

•	a shareholder recommending a candidate may be asked to submit additional information regarding himself or herself or the candidate as determined by the Company’s Secretary or as necessary to satisfy the listing standards of the NASDAQ National Market, SEC rules and regulations or any other applicable rules and regulations; and

•	if a shareholder’s recommendation is received on or before the date set forth above and is accompanied by the information set forth above, the Nominating and Corporate Governance Committee will evaluate such candidate, along with the other candidates being evaluated by the committee, in accordance with its charter and any other policies and procedures established by the Nominating and Corporate Governance Committee or the Board.

        The Nominating and Corporate Governance Committee does not use different standards to evaluate nominees depending upon whether they are proposed by a member of the Board, the Company’s management or shareholders. Mr. Heller, who is nominated to the Board for the first time, was recommended to the Nominating and Corporate Governance Committee by the Company’s Chief Executive Officer, Mr. Traynor.

Shareholder Communication with the Board

        The Company does not currently have a formal policy regarding shareholder communications with the Board but intends to implement one during the current fiscal year ending August 31, 2005 (“Fiscal 2005”) Fiscal 2005. Presently the Company welcomes communications from shareholders of the Company. Any shareholder who wishes to communicate with the Board or one or more members of the Board should do so in writing to the Chief Executive Officer of the Company, at the principal office of the Company, 1495 Steiger Lake Lane, Victoria, Minnesota, 55386. The Chief Executive Officer is directed to forward each communication to the director or directors of the Company for whom it is intended.

Director Attendance at Meetings of Stockholders

        The Company does not have a formal policy regarding attendance by members of the Board at the Company’s Annual Meeting of Shareholders but the Company does encourage its Board members to attend. All of the current members of the Board, except Anthony J. Fant, attended the 2004 Annual Meeting of Shareholders.

Legal Proceedings

        On June 30, 2003, the Company commenced litigation against Anthony J. Fant, the Company’s former Chairman of the Board, Chief Executive Officer and President and a current director, in the State of Minnesota, Hennepin County District Court, Fourth Judicial District. The complaint alleged breach of contract, conversion, breach of fiduciary duty, unjust enrichment and corporate waste resulting from, among other things, Mr. Fant’s default on his promissory note to the Company and other loans and certain other matters. On August 12, 2003, the Company obtained a judgment against Mr. Fant on its breach of contract count in the amount of approximately $606,000. On November 24, 2003, the Court granted the Company an additional judgment against Mr. Fant in the amount of approximately $993,000 on the basis of its conversion, breach of fiduciary duty, unjust enrichment and corporate waste claims. On March 29, 2004, the Court granted the Company a third judgment against Mr. Fant in the amount of approximately $656,000, for a total aggregate judgment against Mr. Fant of approximately $2,255,000. The Company is engaged in efforts to collect on the judgment and plans to continue to collect on the judgment in due course. The Company has obtained, through garnishments and other execution methods, approximately $1,750,000 from Mr. Fant’s accounts. Such amount partially reduces the judgment amount. The Company continues to seek to collect on the remaining judgment amount in Minnesota and other states where it is believed that Mr. Fant may have non-exempt and unencumbered assets.

Director Compensation

        Directors’ Fees.   During Fiscal 2004, each non-employee director received an annual fee of $30,000 for participation on the Board except Anthony J. Fant, who was an inactive member of the Board during Fiscal 2004, received no annual fee. Additional fees were related to committee participation. On an annual basis the Audit Committee members received $5,000, with the chair of the committee receiving an additional $2,500, Compensation Committee members received $2,500, and Special Committee members received $2,500 paid on a quarterly basis. The Nominating and Corporate Governance Committee was established on October 5, 2004, and we anticipate that members of that committee will receive $1,000 annually for participation on such committee.

        For Fiscal 2005, each non-employee director will receive fees related to committee participation. On an annual basis the Audit Committee members will receive $10,000, Compensation Committee members will receive $5,000, Special Committee members will receive $5,000 (paid on a quarterly basis), and Nominating and Corporate Governance Committee members will receive $1,000. All outside members of the Board will receive $500 for each board meeting attended. The Company does not anticipate paying any other annual fees.

        Directors’ Stock Options.   Non-employee directors are entitled to participate in the Company’s 1998 Stock Option Plan for Non-Employee Directors, as amended (the “1998 Director Plan”). The 1998 Director Plan was adopted by the Company effective as of November 18, 1998, and approved by the shareholders of the Company at the Annual Meeting of Shareholders held on January 20, 1999.

        The 1998 Director Plan is administered by the full Board. The Board has the power to interpret the 1998 Director Plan, to determine all questions thereunder and to adopt and amend rules and regulations for the administration of the 1998 Director Plan. The Board has no authority, discretion or power, however, to determine the number or timing of options to be granted under the 1998 Director Plan.

        Subject to adjustment in the event of certain significant corporate transactions, the number of shares of Common Stock issued or transferred, plus the number of shares covered by outstanding options, under the 1998 Director Plan may not exceed 425,000 (including any shares remaining under the 1991 Stock Option Plan for Non-Employee Directors, as amended to date). Shares of Common Stock covered by an option that is cancelled or terminated will again be available to be issued or to be the subject of a stock option granted under the 1998 Director Plan. Under the terms of the 1998 Director Plan, each individual who is a non-employee director upon the adjournment of the Annual Meeting of Shareholders will automatically be granted options to purchase 10,000 shares of Common Stock, effective as of the date of such meeting. All of the options granted under the 1998 Director Plan will have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. Options granted under the 1998 Director Plan will become exercisable in full upon the earliest to occur of (i) the seventh anniversary of the date of grant, (ii) the first date after the date of grant on which the fair market value of the Common Stock (as adjusted to reflect any antidilution event) equals or exceeds $25.00 per share, (iii) the date of the non-employee director’s death or disability (as defined in the 1998 Director Plan), or (iv) the effective date of a change in control of the Company (as defined in the 1998 Director Plan).

        The exercise price of stock options granted under the 1998 Director Plan may be paid in cash, non-forfeitable, non-restricted shares of Common Stock that are already owned by the optionee or a combination of cash and such shares of Common Stock. Any grant may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the shares of Common Stock to which the exercise relates. Shares of Common Stock issued pursuant to the 1998 Director Plan may be authorized but unissued shares or treasury stock. Fractional shares will not be issued in connection with the exercise of a stock option, and cash in lieu thereof will be paid by the Company. No option granted under the 1998 Director Plan may be exercised more than ten years from the date of grant. Options are not transferable other than (i) by will or the laws of descent or distribution, (ii) to one or more members of the non-employee director’s immediate family, or (iii) to a trust established for the benefit of the non-employee director and/or one or more members of his or her immediate family. In addition, options may not be exercised during a non-employee director’s lifetime except by (i) the non-employee director, (ii) a permitted transferee of the non-employee director, or (iii) in the event of the legal incapacity of the non-employee director or any such transferee, by the guardian or legal representative of the non-employee director or such transferee (as applicable) acting in a fiduciary capacity on behalf thereof under state law and court supervision.

        The Board may at any time amend or terminate the 1998 Director Plan. Notwithstanding the foregoing, (i) except for the adjustments described above, without the approval of the shareholders of the Company, no such amendment may increase the maximum number of shares covered by the 1998 Director Plan or cause the 1998 Director Plan or any grant made pursuant thereto to cease to satisfy any applicable condition of Rule 16b-3 under the Exchange Act, and (ii) no amendment or termination will adversely affect any outstanding award without the consent of the director holding such award.

        Options under the 1998 Director Plan are granted automatically. The number of options to be granted will depend on the number of non-employee directors elected to the Board and the timing of any such election. No options may be granted under the 1998 Director Plan after the tenth anniversary of its effective date.

        Directors are also eligible to participate in the 1998 Option Plan. For a description of the material terms of the 1998 Option Plan, see the section of this Proxy Statement entitled “Proposal No. 2—Approval of Increase in Number of Shares Authorized for 1998 Option Plan.”

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain information regarding compensation paid during each of our last three fiscal years to our Chief Executive Officer and our four most highly compensated executive officers other than Chief Executive Officer who were serving as executive officers at August 30, 2004 (the “Named Executive Officers”).

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)	Other Compensation ($)
Mack V. Traynor, III(1)	2004	$200,000	$135,500	$4,000	(2)	—	—
Chief Executive Officer and President	2003	$83,077	$25,000	—		110,000	—

Douglas J. Nesbit(4)	2004	$140,000	—	—		—	$1,373	(3)
Former Chief Financial Officer,	2003	$18,846	—	—		75,000	—
Treasurer, Vice President Finance and Secretary

James C. Vetricek(5)	2004	$145,000	—	—		—	$2,145	(3)
Vice President Operations	2003	$96,527	—	—		75,000	373	(3)

Simon F. Hawksworth(6)	2004	$139,501	—	$70,767		—	—
Vice President Sales and Marketing	2003	$122,123	—	$17,013		75,000	$18,602	(7)

Scott M. Stole(8)	2004	$122,367	—	—		24,500	$918	(3)
Chief Technical Officer	2003	$103,928	—	—		20,000	$779	(3)

_________________

(1)	Mr. Traynor was appointed to the positions of Chief Executive Officer and President on March 19, 2003.

(2)	Consists of $500 per month vehicle allowance beginning January 1, 2004.

(3)	Consists of matching contributions to the Company’s 401(k) Plan.

(4)	Mr. Nesbit was appointed to the positions of Chief Financial Officer, Treasurer and Secretary on June 30, 2003, and resigned from such positions effective January 14, 2005.

(5)	Mr. Vetricek was appointed to the position of Vice President/General Manager of the Company’s Advanced Medical Operations in January 2003, and to the position of Vice President Operations on January 19, 2004.

(6)	Mr. Hawksworth was appointed to the position of Vice President Sales and Marketing on September 3, 2002.

(7)	Consists of moving expenses.

(8)	Dr. Stole was appointed to the position of Chief Technical Officer on June 20, 2003.

Options Granted During Fiscal 2004

        The following table sets forth certain information regarding grants of stock options to the Named Executive Officers during Fiscal 2004 pursuant to the 1998 Option Plan.

Name	Number of Shares Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal 2004	Exercise of Base Price ($/Share)(1)	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
						5% ($)	10% ($)
Mack V. Traynor, III	—		—	—	—	—	—
Douglas J. Nesbit(3)	—		—	—	—	—	—
James C. Vetricek	—		—	—	—	—	—
Simon F. Hawksworth	—		—	—	—	—	—
Scott M. Stole	24,500	(4)	0.7%	$3.40	02/11/14	$52,387	$132,759

(1)	All options are granted at the fair market value of the shares of Common Stock at the date of grant.

(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent the Company’s estimates or projections of the future prices of its Common Stock. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(3)	Mr. Nesbit resigned from his positions with the Company effective January 14, 2005. In connection with his resignation, Mr. Nesbit’s options terminated on January 14, 2005.

(4)	These options were granted on February 11, 2004, and will be exercisable in four equal installments on each of February 11, 2005, 2006, 2007, and 2008.

Aggregated Option Exercises During Fiscal 2004 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End($) Exercisable/Unexercisable(1)
Mack V. Traynor, III	0	$0	120,000/30,000	$8,000/$0
Douglas J. Nesbit(2)	0	$0	50,000/25,000	$0/$0
James C. Vetricek	0	$0	25,000/50,000	$0/$0
Simon F. Hawksworth	0	$0	25,001/49,999	$0/$0
Scott M. Stole	0	$0	18,730/56,270	$0/$0

_________________

(1)	Calculated as the difference between the closing price of the Company’s Common Stock on August 31, 2004, which was $1.76, and the option exercise price multiplied by the number of shares exercisable/unexercisable. Since the option price was greater than the closing price on August 31, 2004, the value is $0.

(2)	Mr. Nesbit resigned from his positions with the Company effective January 14, 2005. In connections with his resignation, Mr. Nesbit’s options terminated on January 14, 2005.

Stock Option Plans

        In addition to the 1998 Director Plan, the Company has adopted, and the shareholders have approved, two stock option plans pursuant to which the Company may provide stock-based awards to its officers, directors, employees and consultants. The Compensation Committee administers these plans and determines to whom awards are to be granted and the terms and conditions, including the number of shares and the period of exercisability, thereof.

        1998 Option Plan.   The 1998 Option Plan authorizes the grant of both incentive stock options, intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”) and non-

statutory stock options, stock appreciation rights, awards of restricted shares and awards of deferred shares. Currently, the number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the 1998 Option Plan may not in the aggregate exceed 1,650,000 shares. For a description of the material terms of the 1998 Option Plan, see the section of this Proxy Statement entitled “Proposal No. 2—Approval of Increase in Number of Shares Authorized Under the 1998 Option Plan.”

        1989 Omnibus Stock Compensation Plan.   The 1989 Omnibus Stock Compensation Plan (the “1989 Option Plan”) provides for grants of both incentive stock options and non-statutory stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock-based awards. Except for the authority to grant incentive stock options, which expired in 1999, the 1989 Option Plan has no expiration date but may be terminated by the Board at any time, subject to the rights of the holders of options or other awards previously granted under the 1989 Option Plan. The number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the 1989 Option Plan may not in the aggregate exceed 2,000,000 shares.

Report of the Compensation Committee on Executive Compensation

        Decisions on compensation of the Company’s executive officers generally have been made by the Compensation Committee of the Board. The current members of the Compensation Committee are Messrs. Heenan and Leisz and Dr. Evers.

        Pursuant to SEC rules designed to enhance disclosure of the Company’s policies toward executive compensation, set forth below is a report prepared by the Compensation Committee of the Board addressing the Company’s compensation policies for the Fiscal 2004, as they affected the Company’s executive officers.

        The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company’s annual objectives and long-term goals, reward above average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in our industry.

        There are three elements in the Company’s executive compensation program, each of which is determined by individual and corporate performance: base salary compensation, annual incentive compensation and long-term incentive compensation. Base salary compensation is determined by the potential impact the individual may have on the Company, the skills and experience required by the job, comparisons with companies similar to the Company and the performance and potential of the incumbent in the job.

        Long-term incentive compensation, pursuant to the 1998 Option Plan, to the Company’s Chief Executive Officer and President, as well as other executive officers, including the Named Executive Officers, is designed to integrate compensation with the Company’s annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, assist in the retention of executives and align the long-term interests of management with those of the Company’s shareholders. The Compensation Committee makes recommendations to the Board regarding the granting of restricted stock awards and stock option grants to executive officers, including Named Executive Officers, and key personnel. Awards vest and options become exercisable based upon criteria established by the Company.

        During Fiscal 2004, the Compensation Committee made awards of incentive stock options to certain of the Company’s executive officers as follows: James P. Barnes, Chief Information Officer — 45,000; Nina A. Anderson, Vice President Human Resources — 25,000; and Scott M. Stole, Chief Technical Officer — 24,500. The Compensation Committee also recommended that stock options be granted to certain other non-executive officers of the Company.

        The compensation of Mr. Traynor, who served as the Company’s Chief Executive Officer and President for Fiscal 2004, was determined by applying a process and philosophy similar to that of other executive officers. In Fiscal 2004, Mr. Traynor received a base salary of $200,000. Mr. Traynor also received a bonus in the amount of

$135,500 pursuant to agreement with Compensation Committee approved at the beginning of Mr. Traynor’s transition to Chief Executive Officer and President.

        The Compensation Committee does not anticipate that any of the compensation payable to executive officers of the Company in the coming year will exceed the limits and deductibilities set forth in section 162(m) of the Code. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to monitor this issue.

Michael J. Evers
George M. Heenan
Dennis J. Leisz

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. Michael J. Evers, a director of the Company and member of the Company’s Compensation Committee, is also a director of Wavecrest Corporation. Dennis J. Leisz, a director of the Company and member of the Company’s Compensation Committee, is the Chief Executive Officer and President of Wavecrest Corporation. No other executive officer of the Company serves as an officer, director or member of a compensation committee of any entity whose executive officer or director is a director of the Company.

Stockholder Return Performance Presentation

        The following line graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Russell 2000 (RUX) and the PHGILA SemiCon (SOXX) Index for the last five years. Returns are based on a $100 investment on September 1, 1999, and are calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends.

TOTAL RETURN TO SHAREHOLDERS

August 31,	HEI, Inc.	Russell 2000	PHGILA SemiCon
2000	355.98	121.63	220.89
2001	127.08	78.88	107.81
2002	77.32	65.81	57.51
2003	66.45	83.74	87.37
2004	26.95	92.24	71.08

Employment Contracts

        Effective October 1, 2003, the Company entered into employment agreements with Mr. Nesbit, Dr. Stole, Mr. Hawksworth and Mr. Vetricek. The agreement with Mr. Nesbit provided for Mr. Nesbit’s employment as Chief Financial Officer and an annualized base salary of $140,000. The agreement with Dr. Stole provides for Dr. Stole’s employment as Chief Technical Officer and an annualized base salary of $125,000. The Agreement with Mr. Hawksworth provides for Mr. Hawksworth’s employment as Vice President of Sales and Marketing and an annualized base salary of $140,000. The agreement with Mr. Vetricek provides for Mr. Vetricek’s employment as Vice President/General Manager of the Company’s Advanced Medical Operations and an annualized salary of $150,000. Effective April 19, 2004, the Company entered into an employment agreement with Mr. Traynor that provides for Mr. Traynor’s employment as Chief Executive Officer and President and an annualized base salary of $200,000, a $25,000 signing bonus, options to purchase 100,000 shares of Common Stock and a $500 monthly car allowance. Each of these agreements provides that such salaries may be adjusted from time to time by the Company based on the employee’s performance and the Company’s business and financial situation.

        Each of these agreements further provides for annually renewable one year terms. The Company may elect not to renew the agreement by providing the employee with 30 days advance written notice of non-renewal prior to the expiration of a given term. In addition, during any renewable one year term, each such agreement may be terminated (a) by the Company for cause (as that term is defined in each such agreement); (b) by the Company without cause; (c) upon the death, disability (as defined in each such agreement) or incapacity of the employee; (d) by the employee within six months of a change of control (as defined in each such agreement) upon providing 30 days advance written notice to the Company; and (e) by the employee at any time upon providing 90 days advance written notice to the Company. In the event that any of Mr. Nesbit, Dr. Stole, Mr. Hawksworth or Mr. Vetricek are terminated by the Company without cause, such person may be entitled to receive monthly severance payments equal to 1/12th of his annualized base salary at the time of termination, less applicable withholdings, for up to the earlier of (a) three months from his termination date or (b) the date on which he begins earning income from other work activities. In the event that any of Mr. Nesbit, Dr. Stole, Mr. Hawksworth or Mr. Vetricek terminates his employment within six months of a Change of control, such person may be entitled to receive monthly severance payments equal to 1/12th of his annualized base salary at the time of termination for up to the earlier of (a) twelve months from his termination date or (b) the date on which he begins earning income from other work activities. In the event Mr. Traynor is terminated by the Company without Cause or Mr. Traynor terminates his employment within six months of a Change of control, he may be entitled to receive monthly severance payments equal to the sum of 18 months of his annualized base salary at the time of termination for 18 months from his termination date. To obtain this severance pay in either termination situation, each of Mr. Traynor, Mr. Nesbit, Dr. Stole, Mr. Hawksworth and Mr. Vetricek must meet various conditions set out in their respective employment agreements, including but not limited to signing a satisfactory separation and release agreement.

        Each of these agreements contains standard confidential information and invention assignment provisions, as well as 18 month post-employment non-compete and non-solicitation provisions. Each of the agreements also contains an arbitration clause.

        Effective January 14, 2005, Mr. Nesbit’s employment agreement terminated in connection with his resignation from his positions with the Company. However, certain provisions of such agreement regarding non-competition, confidentiality, return of property and invention survive termination of such agreement and termination of Mr. Nesbit’s employment with the Company.

Separation Agreement

        Effective January 19, 2004, the Company entered into a separation agreement and release with Mr. Peterson, pursuant to which Mr. Peterson resigned all employment and all roles with the Company, including his position as Vice President Operations, effective January 19, 2004. Under the separation agreement, the Company agreed to pay Mr. Peterson a separation payment of $32,307, less applicable withholdings, and further agreed to pay Mr. Peterson’s monthly health, dental and life insurance premiums for the period of six months, from February 1, 2004, through July 31, 2004.

        Such separation agreement further provided that Mr. Peterson would remain obligated to comply with his obligations under that certain HEI Nondisclosure and Noncompete Agreement between the Company and Mr. Peterson. The separation agreement also contains a provision setting forth Mr. Peterson’s release of all claims, known or unknown, against the Company, as well as the Company’s release of all then-known claims (if any) against Mr. Peterson.

        Effective January 26, 2005, the Company entered into a separation agreement and release with Mr. Nesbit, pursuant to which Mr. Nesbit resigned all employment and all roles with the Company, including his positions as Chief Financial Officer, Treasurer, and Secretary, effective January 14, 2005. Under the separation agreement, the Company agreed to pay Mr. Nesbit a separation payment of $35,000, less applicable withholdings, and further agreed to pay Mr. Nesbit’s monthly health, dental, and life insurance premiums for the period of three months, from February 1, 2005, through April 30, 2005.

        Mr. Nesbit’s agreement further provides that Mr. Nesbit will remain obligated to comply with his obligations under that certain HEI Nondisclosure and Non-compete Agreement between the Company and Mr. Nesbit. The separation agreement also contains provision for mutual non-disparagement, mutual confidentiality, and mutual costs for breach of any provisions of the separation agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company holds a promissory note from Mr. Traynor, its Chief Executive Officer and President, in the amount of $201,500. This promissory note, dated April 2, 2001, and amended on July 17, 2002, was issued in exchange for a loan from the Company that Mr. Traynor used to exercise options to purchase Common Stock. Interest on this promissory note is paid annually in arrears on the unpaid balance from the date of the promissory note. In accordance with generally accepted accounting principles, the rate of interest on this note is a fair value rate based on Mr. Traynor’s incremental floating rate for a similar loan. The term of this promissory note is five years and is due and payable on April 2, 2006. Interest only payments were required for the first two years, with annual installments plus interest to be paid for the remainder of the term.

        Mr. Traynor made a payment of $13,604 in interest under his note, but missed a payment of $100,833 in principal under his note that was due on April 2, 2004. Mr. Traynor has since paid the principal, accrued interest on his note to bring it up to date.

AUDIT COMMITTEE REPORT

        The following Audit Committee Report will not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under the Securities Act or the Exchange Act.

        The current members of the Audit Committee are Messrs. Floeder (Chair), Leisz and Heenan and Dr. Evers, each of whom is “independent” as that term is defined in the NASDAQ Marketplace Rules and satisfies the audit committee independence standard under Rule 10A-3(b)(1) of the Exchange Act. The Audit Committee held eight meetings during Fiscal 2004. The Audit Committee operates under a written Audit Committee Charter that was approved by the Board, upon recommendation of the Audit Committee, on February 11, 2004, and is attached to the Proxy Statement as Exhibit A. The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for Fiscal 2004 with the management of the Company. Additionally, the Audit Committee discussed with KPMG, LLP (“KPMG”), the Company’s independent registered accounting firm for Fiscal 2004, the matters required by SAS No. 61. The Audit Committee also received the written disclosures and the letter from KPMG required by the Independence Standards Board Standard No. 1 and has discussed with the KPMG its independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2004.

Timothy F. Floeder (Chair)
Michael J. Evers
George M. Heenan
Dennis J. Leisz

PROPOSAL NO. 2
APPROVAL OF INCREASE IN NUMBER OF SHARES
AUTHORIZED UNDER THE 1998 OPTION PLAN

        Any person who is, or has agreed to become, an officer, director or key employee of the Company is eligible to participate in the 1998 Option Plan. As of December 2, 2004, the total number of officers, directors and full-time employees of the Company was 299. The Compensation Committee determines which officers, directors and key employees of the Company will participate in the 1998 Option Plan each year.

        The 1998 Option Plan was adopted by the Company effective as of November 18, 1998, and approved by the shareholders of the Company at the Company’s 1999 Annual Meeting of Shareholders. As originally adopted, and approved by shareholders, 400,000 shares of Common Stock were reserved for issuance under the 1998 Option Plan. Subsequently, the Board and shareholders approved increases in the number of shares of Common Stock to be issued under the 1998 Option Plan of 200,000, 400,000, 300,000 and 350,000, respectively, so that the total number of shares of the Common Stock currently reserved for issuance under the 1998 Option Plan is 1,650,000. The Board has approved, and is recommending to the shareholders, an increase in the number of shares of Common Stock that may be issued under the 1998 Option Plan of 2,000,000, which represents an increase of 350,000 shares.

Proposed Increase in Number of Shares

        The 1998 Option Plan authorizes the grant of both incentive and non-statutory stock options to purchase shares of Common Stock (“Option Rights”), stock appreciation rights (“Appreciation Rights”), restricted shares (“Restricted Shares”) and deferred shares (“Deferred Shares”). A maximum of 1,650,000 shares of Common Stock are currently authorized to be issued under the 1998 Option Plan. As of the end of Fiscal 2004, all but 443,052 shares had been issued or were subject to currently outstanding Option Rights. Since adoption of the 1998 Option Plan, 131,575 shares of Common Stock have been issued upon exercise of Option Rights.

        The Board and the Compensation Committee believe that granting awards of Option Rights, Appreciation Rights, Restricted Share and Deferred Shares is important to attract and retain qualified officers, directors, employees and consultants, and to motivate such persons to produce a superior return for the shareholders of the Company. Awards of Option Rights, Restricted Shares and Deferred Shares (and, in some cases, Appreciation Rights) enable such persons to acquire shares of Common Stock, thereby increasing their personal involvement in the Company, offering them an opportunity to realize stock appreciation and rewarding them for achieving a high level of corporate financial performance. Awards of Option Rights, Appreciation Rights, Restricted Shares and Deferred Shares also enable the Company to obtain and retain the services of, and compensate, officers, directors, employees and consultants without depleting the Company’s cash resources.

        In order to have sufficient shares available for issuance under the 1998 Option Plan, the Board has recommended that the number of shares of Common Stock reserved and available for issuance under the 1998 Option Plan be increased to 2,000,000, which represents an increase of 350,000 shares.

Description of Material Terms of the 1998 Option Plan

        The Compensation Committee may grant Option Rights that entitle the participant to purchase shares of Common Stock on such terms and conditions as the Compensation Committee may determine at the time of grant. No participant may be granted Option Rights and Appreciation Rights, in the aggregate, for more than 200,000 shares during any calendar year. Each award of Option Rights must specify an “option price,” or the price per share of Common Stock, which may not be less than fair market value on the date of grant. The Compensation Committee may provide that the option price is payable at the time of exercise (i) in cash, (ii) by the transfer to the Company of non-forfeitable, non-restricted shares of Common Stock that are already owned by the participant, (iii) with any other legal consideration the Compensation Committee may deem appropriate, or (iv) by any combination of such methods of payment. Any grant may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the shares of Common Stock to which the exercise relates. Any grant may provide for automatic grant of reload option rights upon the exercise of Option Rights, including reload option rights, for shares of Common Stock or any other non-cash consideration authorized under the 1998 Option Plan, except that the term of any reload option right will not extend beyond the term of the Option Right originally exercised. Option Rights granted under the 1998 Option Plan may be Option Rights that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, or Option Rights that are not intended to so qualify. With respect to grants of incentive stock options to a holder of 10% or more of the shares of Common Stock of the Company, the option price may not be less than 110% of the fair market value on the date of grant. Any award of Option Rights may provide for the payment of dividend equivalents to the participant on a current, deferred or contingent basis or may provide that dividend equivalents be credited against the option price. No Option Right may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment with, or continuous engagement of consulting services by, the Company or any subsidiary that is necessary and/or the individual or aggregate performance criteria that must be satisfied before the Option Rights will become exercisable. Each award of Options Rights may also provide for the earlier exercise of the Option Rights in the event of a change of control of the Company or other similar transaction or event. Successive grants may be made to the same participant regardless of whether Option Rights previously granted to him or her remain unexercised.

        An Appreciation Right represents the right to receive from the Company an amount, which is determined by the Compensation Committee and expressed as a percentage (not exceeding 100%) of the “spread,” as that term is defined in the 1998 Option Plan, at the time of the exercise of an Appreciation Right. Appreciation Rights granted under the 1998 Option Plan may be either freestanding Appreciation Rights or tandem Appreciation Rights. In the case of a freestanding Appreciation Right, the spread will be the amount by which the market value per share of Common Stock on the date when the Appreciation Right is exercised exceeds the base price specified in the Appreciation Right. In the case of a tandem Appreciation Right, the spread is the amount by which the market value per share of Common Stock on the date when the Appreciation Right is exercised exceeds the option price specified in the Appreciation Right. Tandem Appreciation Rights may only be exercised (i) at a time when the related Option Right is exercisable and the spread is positive, and (ii) by the surrender of the related Option Right for cancellation. A free-standing Appreciation Right (i) must specify a base price per share of Common Stock, which may be equal to or greater or less than the fair market value of a share of Common Stock on the date of grant, and (ii) may not be exercised more than ten years from the date of grant. Successive grants of freestanding Appreciation Rights may be made to the same participant, regardless of whether any freestanding Appreciation Rights previously granted remain outstanding. Any grant of Appreciation Rights must specify the period or periods of continuous employment, or continuous engagement of the consulting services, of the participant by the Company or any subsidiary that are necessary and/or the individual or aggregate performance criteria that must be satisfied before the Appreciation Rights will become exercisable, and permissible dates or periods on or during which Appreciation Rights will be exercisable. Any grant of Appreciation Rights may specify that the amount payable by the Company upon the exercise may be paid in cash, in shares of Common Stock or a combination thereof, and may either grant to the participant or reserve to the Compensation Committee the right to elect among those alternatives, or preclude the right of the participant to receive, and the Company to issue, shares of Common Stock or other equity securities in lieu of cash. In addition, any grant may specify that the Appreciation Right may be exercised only in the event of a change in control of the Company. Subject to adjustment as provided in the 1998 Option Plan, no participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 200,000 shares of Common Stock during any calendar year. The Compensation Committee may provide with respect to any grant of Appreciation Rights for the payment of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

        An award of Restricted Shares involves the immediate transfer by the Company of the ownership of shares of Common Stock to a participant in consideration of the performance of services. The participant is immediately entitled to voting, dividend and other ownership rights in the shares of Common Stock, subject to the substantial risk of forfeiture and restrictions. The transfer may be made without additional consideration from the participant or for consideration in an amount that is less than the fair market value of the shares of Common Stock on the date of grant, as the Compensation Committee may determine. Restricted Shares must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, for a period to be determined by the Compensation Committee on the date of grant. In order to enforce these forfeiture provisions, during the period for which the substantial risk of forfeiture is to continue, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee on the date of grant. The Compensation Committee may provide for a shorter period during which the substantial risk of forfeiture provisions are to apply in the event of a change in control of the Company or other similar transaction or event.

        An award of Deferred Shares constitutes an agreement by the Company to deliver shares of Common Stock to the participant in the future in consideration of the performance of services, subject to the fulfillment of such conditions during the “deferral period,” as that term is defined in the 1998 Option Plan, as the Compensation Committee may specify. During the deferral period, the participant (i) has not right to transfer any rights covered by the award, (ii) has no rights of ownership in the Deferred Shares, and (iii) has no right to vote the Deferred Shares covered by the award. On or after the date of any award of Deferred Shares, the Compensation Committee may authorize the payment of dividend equivalents on Deferred Shares in cash or additional shares of Common Stock on a current, deferred or contingent basis. Awards of Deferred Shares may be made without additional consideration or for consideration in an amount that is less than the fair market value of the shares of Common Stock on the date of grant. Deferred Shares must be subject to a deferral period, as determined by the Compensation Committee on the date of grant, except that the Compensation Committee may provide for an earlier termination of the deferral period in the event of a change in control of the Company or other similar transaction or event.

        No Option Right or Appreciation Right is transferable by a participant except (i) by will or the laws of descent and distribution, (ii) to one or more members of the participant’s immediate family, or (iii) to a trust established for the benefit of the participant and/or one or more members of the participant’s immediate family. In addition, Option Rights and Appreciation Rights may not be exercised during a participant’s lifetime except by (i) the participant, (ii) a permitted transferee of the participant, or (iii) in the event of the legal incapacity of the participant or any such transferee, by the guardian or legal representative of the participant or such transferee (as applicable) acting in a fiduciary capacity on behalf thereof under state law and court supervision. The Compensation Committee may specify at the date of grant that all or any part of the shares of Common Stock that are to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights or upon the termination of the deferral period applicable to Deferred Shares, or are to be no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in the 1998 Option Plan with respect to Restricted Shares, are subject to further restrictions on transfer.

        The maximum number of shares of Common Stock that may be issued or transferred under the 1998 Option Plan, the number of shares of Common Stock covered by outstanding Option Rights or Appreciation Rights and the option prices or base prices per share applicable thereto, and the number of shares of Common Stock covered by outstanding awards of Deferred Shares, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events. In the event of any such transaction or event, the Compensation Committee may in its discretion provide in substitution for any or all outstanding awards under the 1998 Option Plan such alternative consideration as it may in good faith determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Compensation Committee may also, as it determines to be appropriate in order to reflect any such transaction or event, make or provide for such adjustments in the number of shares of Common Stock that may be issued or transferred and covered by outstanding awards under the 1998 Option Plan and the number of shares of Common Stock permitted to be covered by Option Rights and Appreciation Rights, granted to any one participant during any calendar year.

        The 1998 Option Plan is administered by the Compensation Committee or, in the absence of a compensation committee, by the Board. At any time that awards under the 1998 Option Plan are subject to Rule 16b-3 of the Exchange Act, each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act. Additionally, at any time that the Company is subject to Section 162(m) of the Code, each member of the Compensation Committee must be an “outside director,” within the meaning of Section 162(m). In connection with its administration of the 1998 Option Plan, the Compensation Committee is authorized to interpret the 1998 Option Plan and related agreements and other documents. The Compensation Committee may make grants to participants under any or a combination of all of the various categories of awards that are authorized under the 1998 Option Plan, and may condition the grant of awards on the surrender or deferral by the participant of the participant’s right to receive a cash bonus or other compensation otherwise payable by the Company or a subsidiary to the participant. The 1998 Option Plan may be amended from time to time by the Compensation Committee. However, the Compensation Committee may not, without further approval by the shareholders of the Company, amend the 1998 Option Plan to (i) increase the aggregate number of shares of Common Stock that may be issued or transferred and covered by outstanding awards, (ii) increase the number of shares of Common Stock that may be granted to any participant in any calendar year, or (ii) otherwise cause Rule 16b-3 of the Exchange Act to cease to be applicable to the 1998 Option Plan.

Certain Federal Tax Consequences

        The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 1998 Option Plan based on federal income tax laws in effect on the date of this proxy statement. This summary assumes that any Common Stock received under the 1998 Option Plan will be a capital asset in the hands of the participant. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

        In general: (i) no income will be recognized by an optionee at the time a nonqualified Option Right is granted; (ii) at the time of exercise of a nonqualified Option Right, ordinary income will be recognized by the optionee in an amount equal to the difference between the fair market value of the shares at that time and the option price paid for the shares if they are non-restricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified Option Right, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. No income generally will be recognized by an optionee upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the optionee’s alternative minimum tax the exercise of an incentive stock option results in an item of adjustment generally equal to the difference between the fair market value of the shares of Common Stock at exercise and the option exercise price. If shares of Common Stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. No income will be recognized by a participant in connection with the grant of an Appreciation Right. When the Appreciation Right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any non-restricted shares of Common Stock, received pursuant to the exercise. A recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares reduced by any amount paid by the recipient at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient not eligible for the 15% federal income tax rate on qualified dividends. No income generally will be recognized upon the grant of Deferred Shares. The recipient of a grant of Deferred Shares generally will be subject to tax at ordinary income rates on the fair market value of non-restricted shares of Common Stock on the date that the Deferred Shares are transferred to him or her, reduced by any amount paid by him or her, and the capital gains or loss holding period for the Deferred Shares will also commence on that date.

        To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation, and (ii) any applicable reporting obligations are satisfied.

        A new section, Section 409A, was added to the Code at the end of 2004 by the American Job Creation Act of 2004. Section 409A makes significant changes to the tax treatment of certain types of deferred compensation. Failure to comply with the requirements of Section 409A results in current income of amounts deferred, along with interest and significant tax penalty. Certain types of equity-base compensation are exempt from 409A. The Company intends to operate the 1998 Option Plan so that all grants under the 1998 Options Plan are exempt from 409A. The tax discussion above assumes that the 1998 Option Plan is in the fact operating in this manner.

New Plan Benefit Information

        Any future benefits granted under the 1998 Option Plan will be made at the discretion of the Company’s Compensation Committee and, accordingly, are not determinable at this time.

Required Vote; Board Recommendation

        The affirmative vote of a majority of the number of shares of Common Stock entitled to vote and represented at the Annual Meeting, in person or by proxy, is required for the approval of the increase in the number of shares of Common Stock reserved and available for issuance under the 1998 Option Plan to 2,000,000, which represents an increase of 350,000 shares.

        THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL NO. 2

        Unless you specify otherwise, it is the intention of the persons named in the accompanying Proxy to vote FOR the increase in the number of shares of Common Stock reserved and available for issuance under the 1998 Option Plan.

Equity Compensation Plan Information

        The following table sets forth certain information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of the existing equity compensation plans as of August 31, 2004.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by shareholders	1,446,100	$ 5.05	443,052
Equity compensation plans not approved by shareholders	—	—	—

Total	1,446,100	$ 5.05	443,052

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and shareholders who own more than 10% of the Common Stock file reports of ownership and changes in ownership of Common Stock with the SEC. To the Company’s knowledge, based on a review of the copies of such reports furnished to it and other information available to it, the Company believes that each of Nina A. Anderson, James P. Barnes, Timothy F. Floeder, Simon F. Hawksworth, George M. Heenan, Dennis J. Leisz, Douglas J. Nesbit, Scott M. Stole and James C. Vetricek filed a late Form 3; Michael J. Evers failed to timely file two Forms 4 to report the grant of options in each of June 2003 and February 2004; Anthony J. Fant failed to timely file two Forms 4 to report the sale of common stock in each of February 2004 and April 2004; Mr. Floeder failed to timely file three Forms 4 to report the grant of options in each of February 2003, January 2004 and February 2004; Mr. Hawksworth failed to timely file two Forms 4 to report the grant of options in each of March 2003 and August 2003; Mr. Heenan failed to timely file one Form 4 to report the grant of options in June 2003; Mr. Leisz failed to timely file four Forms 4 to report the grant of options in each of February 2003, March 2003, January 2004 and February 2004; Mr. Nesbit

failed to timely file one Form 4 to report the grant of options in June 2003; Mr. Stole failed to timely file two Forms 4 to report the grant of options in each of August 2003 and February 2004; and Mr. Vetricek failed to timely file two Forms 4 to report the grant of options in each of March 2003 and August 2003. Each of Messrs. Evers, Floeder, Hawksworth, Heenan, Leisz, Nesbit, Stole and Vetricek filed a Form 5 on October 15, 2004 reporting the grants of the foregoing options. In addition, Ms. Anderson failed to timely file a Form 4 to report a grant of options in July 2004; Mr. Barnes failed to timely file a Form 4 to report a grant of options in July 2004; and Mr. Heenan failed to timely file a Form 4 to report the grant of options in February 2004.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        KPMG provided services to the Company during Fiscal 2004, which included, among other things, the audit of the Company’s Fiscal 2004 consolidated financial statements, examination of the Company’s Annual Report on Form 10-K for Fiscal 2004, reviews of the Company’s Quarterly Reports on Form 10-Q, and review of registration statements and other filings made with the SEC. A representative of KPMG is not expected to be present at the Annual Meeting.

        On October 1, 2004, the Company received verbal notification from representatives of KPMG of KPMG’s decision not to stand for re-election as the Company’s independent registered public accounting firm for Fiscal 2005, and that, as a result, the Company’s client-auditor relationship with KPMG would cease upon completion of the audit of the Company’s Fiscal 2004 consolidated financial statements, and the filing of the Company’s Annual Report on Form 10-K for Fiscal 2004. Prior to receiving the notification from KPMG, the Audit Committee of the Board had decided to contact several smaller independent public accounting firms to determine their ability and willingness to serve as the Company’s independent registered public accounting firm.

        The Company’s client-auditor relationship with KPMG ceased on January 13, 2005, following the filing of the Company’s Annual Report on Form 10-K for Fiscal 2004. The reports of KPMG on the Company’s consolidated financial statements for each of Fiscal 2004 and the fiscal year ended August 31, 2003 (“Fiscal 2003”) did not contain an adverse opinion or disclaimer of opinion, nor were such consolidated financial statements qualified or modified as to uncertainty, audit scope or accounting principles. During Fiscal 2004 and Fiscal 2003, and through January 13, 2005, there were (i) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter in connection with their opinion on our consolidated financial statements for such years; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K of the Exchange Act, except that:

•	As previously disclosed in the Company’s Annual Report on Form 10-K for Fiscal 2003, KPMG cited a material weakness in its communication to the Company’s Audit Committee on December 12, 2003, related to the overriding, by the Company’s former President, Chief Executive Officer and Chairman and former Chief Financial Officer, of internal controls relating to the payment of certain expenses not supported by proper documentation. On December 12, 2003, KPMG also communicated to the Company’s Audit Committee reportable conditions related to revenue recognition at the Company’s Boulder facility, and the lack of substantiation of general ledger account balances and computer-based vendor payment controls.

•	On January 12, 2005, KPMG cited three material weaknesses in its communication to the Company’s Audit Committee, relating to (i) the control environment at the Company’s Boulder facility and, in particular, the lack of segregation of duties and financial oversight controls, (ii) revenue recognition, and (iii) financial reporting. On January 12, 2005, KPMG also communicated to the Company’s Audit Committee reportable conditions related to (A) the lack of a formal journal entry approval process, and (B) the lack of access controls to our SAP system.

        The Company’s steps to establish a proper control environment and address its control deficiencies are described under Item 9A of the Company’s Annual Report on Form 10-K for Fiscal 2004.

        The Company provided a copy of the above disclosures to KPMG and requested that KPMG to furnish the Company with a letter, addressed to the SEC, stating whether it agrees with such statements made by the Company. By copy of a letter dated January 13, 2005, a copy of which is attached as Exhibit 16 to the Company’s Annual Report on Form 10-K for Fiscal 2004, KPMG stated its agreement with such statements.

        On January 25, 2005, the Audit Committee of the Board engaged Virchow, Krause & Company, LLP (“Virchow Krause”), to audit the Company’s consolidated financial statements for Fiscal 2005. During Fiscal 2004 and Fiscal 2003 and through January 25, 2005, the Company (i) did not engage Virchow Krause to act as either the principal accountant to audit the Company’s financial statements or as an independent accountant to audit a significant subsidiary of the Company, (ii) did not consult with Virchow Krause on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements within the meaning of Item 304(a)(2)(i) of Regulation S-K of the Exchange Act; and (iii) did not consult with Virchow Krause on any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K of the Exchange Act and the related instruction to Item 304 of Regulation S-K of the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K of the Exchange Act. It is anticipated at this time that a representative of Virchow Krause will be present at the Annual Meeting. Such representative will have an opportunity to make a statement, if such representative so desires, and will be available to respond to appropriate questions concerning the Company’s financial statements.

Audit Fees

        The following table presents the aggregate fees billed to the Company in each of Fiscal 2003 and Fiscal 2004 for professional services rendered by KPMG.

	Fiscal 2003	Fiscal 2004
Audit Fees(1)	$443,090	$441,805
Audit Related Fees(2)	$12,000	$10,500
Tax Fees	—	—
All Other Fees(3)	—	$108,500

Total Fees	$445,090	$560,805

_________________

(1)	Fiscal 2003 Audit Fees include $361,849 related to the three-year Advanced Medical Operations carve out audits and interim reviews filed with the SEC. Fiscal 2004 Audit Fees include $47,000 related to interim reviews filed with the SEC and $23,500 related to finalizing the purchase accounting for the Company’s Advanced Medical Operations.

(2)	Audit Related fees consisted principally of fees for audits of financial statements of the 401(k) benefit plan.

(3)	All Other Fees consisted of $18,500 for the reviews of Registration Statements on Forms S-3 and S-8 and $90,000 in fees related to the investigation involving the activities of Mr. Fant.

Audit Committee Pre-Approval Policy

        The Audit Committee of the Board has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements. The policy requires that all services to be provided by the Company’s auditor, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by KPMG during Fiscal 2004.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

        In order to be eligible for inclusion in the Company’s proxy materials for the 2006 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the principal office of the Company, 1495 Steiger Lake Lane, Victoria, Minnesota, 55386, no later than October 6, 2005. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Shareholders who intend to present a proposal at the 2006 Annual Meeting of Shareholders without including such proposal in the Company’s proxy statement must provide the Company with notice of such proposal (i) not less than 50 days prior to the date of the 2006 Annual Meeting of Shareholders, or (ii) in the event that less than 60 days notice or prior public disclosure of the date of the 2006 Annual Meeting of Shareholders is given or made to shareholders, notice by the shareholder must be received no later than the close of business on the tenth day following the first date on which notice of the date of the 2006 Annual Meeting of Shareholders was mailed or publicly disclosed. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

AVAILABILITY OF REPORT ON FORM 10-K

        Additional copies of the Company’s Annual Report on Form 10- K for Fiscal 2004 may be obtained without charge by writing to Timothy Clayton, Chief Financial Officer, HEI Shareholder Relations, 1495 Steiger Lake Lane, Victoria, Minnesota, 55386.

OTHER MATTERS

        The Board does not intend to present any business to the meeting other than as specifically set forth in the Notice of Annual Meeting of Shareholders and currently knows of no other business to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the Proxies will vote on such matters in accordance with their judgment of the best interests of HEI.

By Order of the Board of Directors,

Timothy Clayton
Chief Financial Officer

Dated: February 2, 2005

EXHIBIT A

HEI, INC.
AUDIT COMMITTEE CHARTER

        This Audit Committee Charter (this “Charter”) was adopted by the Board of Directors (the “Board”) of HEI, Inc. (the “Company”) on February 11, 2004.

        1.   Purpose.   The Audit Committee of the Board (the “Audit Committee”) is appointed by the Board:

1.1 To assist in monitoring: (a) the integrity of the Company’s financial statements; (b) the independent auditor’s qualifications and independence; (c) the performances of the Company’s internal audit function and independent auditors; and (d) the Company’s compliance with legal and regulatory compliance.

1.2 To prepare the report required by the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement (the “Audit Committee Annual Report”).

        2.   Membership.   The Audit Committee will consist of no fewer than three members. The members of the Audit Committee will meet the independence and experience requirements of Sections 4200(a)(14) and 4200(a)(15) of the NASDAQ Marketplace Rules, Section 10A(m)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and all other rules and regulations adopted from time to time by NASDAQ or the Commission.

        At least one member of the Audit Committee will be (a) an “audit committee financial expert,” as that term is defined in Item 401 of Regulation S-K, and (b) a “financially sophisticated audit committee member” as that term is defined in Section 4350(d)(2)(A) of the NASDAQ Marketplace Rules. At minimum, all members of the Audit Committee will be able to read and understand financial statements, including the Company’s balance sheets, income statements and cash flow statements.

        3.   Meetings.   The Audit Committee will meet as often as it deems necessary and appropriate, which in no event will be less frequently than quarterly. The Audit Committee will meet periodically with the Company’s management, senior internal auditing executives and independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

        4.   Audit Committee Authority and Responsibilities.

4.1 In General. The Audit Committee will have the sole authority to appoint or replace the Company’s independent auditor. The Audit Committee will be directly responsible for the compensation and oversight of the work of the Company’s independent auditor (including resolution of disagreements between the Company’s management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor will report directly to the Audit Committee.

The Audit Committee will preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such a subcommittee to grant preapprovals will be presented to the full Audit Committee for final approval at its next meeting.

The Audit Committee will have the authority, to the extent it deems necessary and appropriate, and in its sole discretion, to retain independent legal, accounting or other advisors. The Company will provide the appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any other advisors employed by the Audit Committee.

The Audit Committee will make regular reports to the Board. The Audit Committee will review and reassess the adequacy of this Charter annually and recommend proposed changes to the Board for approval. The Audit Committee will annually review and make recommendations to the Board based on its own performance.

4.2 Specific Oversight and Review Responsibilities. The Audit Committee, to the extent it deems necessary or appropriate, will do the following:

(a)	Financial Statement and Disclosure Matters.

(i) Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(ii) Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Quarterly Report on Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

(iii) Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any steps adopted in light of any material control deficiencies.

(iv) Review and discuss quarterly reports from the independent auditors on:

(A) All critical accounting policies and practices used.

(B) All alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

(C) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(v) Discuss with management the Company’s earnings press releases, including the use of pro forma or adjusted non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies, if any. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

(vi) Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(vii) Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(viii) Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 relating to the conduct of the audit. In particular, discuss:

(A) The adoption of, or changes to, the Company’s significant internal auditing and accounting principles and practices as suggested by the independent auditor, senior internal auditing executives or management.

(B) The management letter provided by the independent auditor and the Company’s response to that letter.

(ix) Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

(b)	Relationship with the Company’s Independent Auditor.

(i) Review and evaluate the lead partner of the independent auditor team.

(ii) Obtain and review a report from the independent auditor regarding:

(A) The independent auditor’s internal quality-control procedures.

(B) Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more of the independent audits carried out by the firm.

(C) Any steps taken to deal with any such issues.

(D) All relationships between the independent auditor and the Company, including the written disclosures and the letter required by Independence Standards Board Standard 1, as that standard may be modified or supplemented from time to time.

In addition, the Audit Committee may from time to time evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and senior internal auditing executives. The Audit Committee will present the results of any such evaluation of the independent auditors to the full Board.

(iii) Ensure the rotation of the audit partners as required by applicable laws, regulations or NASDAQ Marketplace Rules. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

(iv) Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

(v) Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

(vi) Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

(c)	Internal Audit Functions.

(i) Review the appointment and replacement of any senior internal auditing executives.

(ii) Review the significant reports to management prepared by the internal auditing department and management’s responses.

(iii) Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of any internal audits.

(d)	Oversight Responsibilities.

(i) Obtain from the independent audit assurance that Section 10A(b) of the Exchange Act has not been implicated.

(ii) Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary entities are in conformity with applicable legal requirements. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulation.

(iii) Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(iv) Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

(v) Discuss with the Company’s legal counsel all legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

(e)	Additional Responsibilities.

(i) In the Audit Committee Annual Report, the Audit Committee will state whether it has: (A) reviewed and discussed the audited financial statements with management; (B) discussed with the independent auditor the matters required by SAS No. 61, as that statement may be modified or supplemented from time to time; (C) received from the independent auditor the written disclosures and the letter required by Independence Standards Board 1, as that standard may be modified or supplemented from time to time, and has discussed with the independent auditor the independent auditor’s independence; and (D) based on the review and discussions referred to in clauses (A), (B) and (C) above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

(ii) Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

(iii) Review and determine whether to approve any related-party transactions.

5.	Limitation of the Audit Committee’s Role.

                While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP, applicable rules and regulations and the NASDAQ Marketplace Rules. These are the responsibilities of the Company’s management and its independent auditor.

HEI, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, March 2, 2005
3:00 p.m., CST
OakRidge Conference Center
One Oak Ridge Drive
Chaska, Minnesota, 55318

HEI, Inc. 1495 Steiger Lake Lane Victoria, Minnesota 55386	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 2, 2005.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Timothy Clayton and Mack V. Traynor, III, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting, and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Michael J. Evers, Ph.D	☐ Vote FOR all nominees listed	☐ Vote WITHHELD
	02 Robert (Bob) Heller	(except as marked)	from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve an amendment to increase the number of shares of Common Stock authorized for issuance under the Company's 1998 Stock Option Plan from 1,650,000 to 2,000,000.	☐ For ☐ Against ☐ Abstain

3.	Upon such other business as may properly come before the meeting or any adjournment thereof.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should provide full name of corporation and title of authorized officer signing the proxy.